UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549 OMB APPROVAL


                                                           OMB Number: 3235-0418
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                                   FORM SB-2

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               (Amendment No.___)

                            FUTUREROMANCE.COM, INC.
                            -----------------------


             (Exact name of small business issuer in its charter)


Delaware                           7200                           11-3536272
--------                           ----                           ----------
(State or jurisdiction of   (Primary Standard Industrial       (I.R.S. Employer
incorporation or organization) Classification Code Number)   Identification No.)

          1983 Marcus Ave Lake Success, New York 11042, (516) 770-4720
--------------------------------------------------------------------------------
          (Address and telephone number of principal executive offices)


                  1983 Marcus Ave Lake Success, New York 11042
--------------------------------------------------------------------------------
(Address of principal place of business or intended principal place of business)



 James P. Reimann, 585 Parkside Blvd., Massapequa New York 11758, (516)770-4720
--------------------------------------------------------------------------------
            (Name, Address and telephone number of agent for service)


                                   COPIES TO:
  Miles Garnett, Esq., 66 Wayne Avenue, Atlantic Beach, NY 11509 (516) 371-4598

Approximate date of proposed sale to the public: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE

Common Stock        4,000,000         $1.00        $4,000,000.00     $1,056.00

Title of each Share Proposed maximum Proposed maximum Amount of class of securities amount to be offering price aggregate offering registration fee to be registered registered per unit price

                                                        Total Number of Pages___
                                                          Exhibit List - Page___

NOTE: Specific details relating to the fee calculation shall be furnished in notes to the table, including references to provisions of Rule 457 (ss.230.457 of this chapter) relied upon, if the basis of the calculation is not otherwise evident from the information presented in the table. If the filing fee is calculated pursuant to Rule 457(o) under the Securities Act, only the title of the class of securities to be registered, the proposed maximum aggregate offering price for that class of securities and the amount of registration fee need to appear in the Calculation of Registration Fee table. Any difference between the dollar amount of securities registered for such offerings and the dollar amount of securities sold may be carried forward on a future registration statement pursuant to Rule 429 under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   PROSPECTUS


                      An Initial Registered Public Offering
                             FUTUREROMANCE.COM, INC.

                        4,000,000 shares of Common Stock
        The purchase price of our shares offered to the public is $ 1.00.


We are selling 4,000,000 shares of common stock which have a par value of $.0001 per share (the "Common Stock") which represents 22.2% of the total outstanding shares based on the maximum amount of the offering. We are a Delaware corporation. We have fixed the price of the 4,000,000 shares made in this offering at $1.00 each.


We will sell the shares ourselves and do not plan to use underwriters or pay any commissions. We will be selling our shares in a direct participation offering and no one has agreed to buy any of our shares. We are offering a minimum of 250,000 shares at the offering price of $1.00 per share ("Minimum Offering"), for total minimum offering proceeds of $250,000 (Minimum Offering Proceeds"). The Minimum Offering Proceeds will beheld in escrow until we reach the Minimum Offering. If we reach the Minimum Offering, all escrowed proceeds will be released and used for the purposes described in Use of Proceeds hereafter. If we do not reach the Minimum Offering, we will return all proceeds to the subscribers along with the pro-rata interest earned on their funds. The offering will remain open until September 30, 2001, unless we decide to cease selling efforts prior to this date.


This is our public offering, and no public market exists for our shares. We hope to have prices for our shares quoted on the National Association of Securities Dealers Automated Quotation System Bulletin Board ("NASDAQ Bulletin Board") after we complete our offering. Our proposed trading symbol is "FROM". Prior to this offering, there has been no public market for the shares and there can be no assurance that such a market will develop. The offering price for the common stock has been arbitrarily determined by us. The minimum subscription is 500 shares.

THE SECURITIES OFFERED HEREBY ARE HIGHLY SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. SEE THE CAPTION "RISK FACTORS" COMMENCING ON PAGE 7.

                                                       TOTAL
                                         PER SHARE    MINIMUM      MAXIMUM
--------------------------------------------------------------------------------
  Public offering price                  $ 1.00       $250,000    $4,000,000
  Underwriting discounts
       and commissions .................   none         none          none
  Proceeds, before expenses, to us .....              $250,000    $4,000,000
================================================================================

  The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                   The date of this Prospectus is _____, 2000

                               TABLE OF CONTENTS

Summary .................................................................   5

Our Company .............................................................   5

Risk Factors ............................................................   7

Use of Proceeds .........................................................  10

Capitalization ..........................................................  11

Dilution ................................................................  12

Business ................................................................  13

Principal Shareholders. .................................................  15


Management ..............................................................  16


Description of Securities ...............................................  19


Shares Eligible for Future Sale .........................................  20


Available Information ...................................................  21


Dividend Policy .........................................................  22


Stock Transfer Agent ....................................................  22


Experts .................................................................  22


Legal Matters ...........................................................  22


Index to Financial Statements ...........................................  F-1

                                     SUMMARY

                                   OUR COMPANY

        Our company was founded on January 30, 1998 by President James P. Reimann and Chief Operating Officer Paul J. Reimann. The company's original name was called Perfect Internet Productions, LLC and was incorporated as FutureRomance.com, Inc. on February 3, 2000 in the State of Delaware. FutureRomance.com is an interactive web-based matchmaking service for singles. Our offices are located at 1983 Marcus Ave., Suite 117, Lake Success, New York 11042, and the telephone number is (516) 770-4720.

        We have authorized 20,000,000 shares with a par value of $0.0001 per share. We are selling 4,000,000 shares of common stock which have a par value of $.0001 per share (the "Common Stock') which represents 22.2% of the total outstanding shares based on the maximum amount of the offering. We have fixed the price of the 4,000,000 shares made in this offering at $1.00 each.

        Over the last twelve months, FutureRomance.com has generated over 7,000 free members. On October 17, 1999, we started charging membership fees using e-commerce. We have over 400 paid members and anticipate continuous hyperbolic growth. At the present time, we believe our operational web set is arguably one of the most attractive, interesting and state of the art web sites, on the Internet.


        Unless otherwise indicated, the information in this prospectus, irrespective of the date referenced, assumes that there is no exercise of outstanding options or warrants to purchase additional shares.


                                  THE OFFERING


COMMON STOCK OFFERED
FOR SALE HEREBY               Up to a maximum of 4,000,000 shares by us.

OFFERING PRICE                $1.00 per share offered to the public. The
                              shares are being sold on a "best efforts" basis.


TERMS OF THE OFFERING         A minimum offering of 250,000 shares at $1.00 per
                              share ("Minimum Offering"), and proceeds of $250,000 (Minimum Offering Proceeds"). Offering proceeds will be held in escrow until subscriptions reach the Minimum Offering. If we reach the Minimum Offering, all escrowed proceeds will be released and used for the purposes described in Use of Proceeds hereafter. If we do not reach the Minimum Offering, we will return all proceeds to the subscribers along with the pro-rata interest earned on their funds. The offering will remain open until September 30, 2001, unless we decide to terminate the selling efforts prior to this date. The minimum subscription is 500 shares.

                                                            COMMON
                          PREFERRED

AUTHORIZED AND                                         Stock          Stock
OUTSTANDING                                            -----          -----
SHARES OF                 Authorized:                20,000,000        none
STOCK                    Outstanding:
                               Prior to Offering:    14,000,000        none
                               After Offering*:      18,000,000        none


     *Assuming the maximum amount of the Offering has been subscribed.

PLAN OF DISTRIBUTION          This is a direct participation and no minimum
                              offering, with no commitment by anyone to purchase any shares. The shares will be offered and sold on a "best efforts" basis by our principal executive officers and directors, although we may retain the services of one or more NASD registered broker-dealers as selling agent(s) to effect offers and sales on our behalf. The broker-dealers will receive a commission on their sales. None have been retained as of this date.


USE OF PROCEEDS               Assuming that the entire offering will be sold
                              then up to the first $50,000 that we raise will be used to pay the expenses of the offering. The priority for funds raised in excess of that amount will be applied in the following order (i) repayment of debt; (ii) to complete R & D projects; (iii) to augment working capital; and
                              (iv) fulfill commitments. See "Use of Proceeds."

                                  RISK FACTORS


        The securities offered hereby are highly speculative and involve substantial risks. Prospective investors should carefully consider the following risk factors before making an investment decision.

WE HAVE A LIMITED OPERATING HISTORY AND A HISTORY OF LOSSES AND EXPECTATIONS OF F4TURE LOSSES, SO THAT THERE IS AN UNCERTAINTY OF PROFITABILITY.

         We started business in 1998 and were incorporated in 2/2000, and therefore have only a limited operating history upon which an evaluation of our prospects can be made. Such prospects must be considered in light of the substantial risk, expenses and difficulties encountered by new entrants into the Internet services industry. We were established as an online matchmaking site to provide Internet services for single professional people looking for friends, love, relationships, and marriage possibilities. We have incurred net losses from inception through June 30, 2000 in the amount of $21,432 and therefore has accumulated an earnings deficit, as well as negative working capital. We expect to continue to incur net losses as we continue to expend substantial resources on sales, marketing and administration, and the development of our products. We do not anticipate operating net income until the last quarter of the year 2000. In the next twelve months we anticipate an increase in capital of $4,000,000 as a result of this offering. In addition, we currently intend to increase our capital expenditures and operating expenses in order to expand our network to support additional expected subscribers in existing and future markets and to market and provide services to a growing number of potential subscribers. There can be no assurance that we will achieve or sustain profitability or positive cash flow from our operations.

WE EXPECT TO HAVE COMPETITION SOME OF WHICH MIGHT BE SUBSTANTIAL.

         Many of our competitors and potential competitors have substantially larger subscriber bases, longer operating histories, greater name recognition than us. Such competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and devote substantially more resources to developing online matchmaking services than us. There can be no assurance that we will be able to compete successfully against current or future competitors or that competitive pressures faced by us will not materially adversely affect our business, operating results or financial condition. Further, as a strategic response to changes in the competitive environment, we may make certain pricing, service or marketing decisions or enter into acquisitions or new ventures that could have a material adverse effect on our business, operating results or financial condition.


WE EXPECT TO HAVE FUTURE ADDITIONAL CAPITAL REQUIREMENTS.

         Our capital requirements depend on numerous factors, including the rate of market acceptance of our products and services, our ability to maintain and expand our customer base, the rate of expansion of our network infrastructure, the level of resources required to expand our market, information systems and research and development activities, the pricing and timing of acquisitions, the availability of hardware and software provided by third party venders and other factors. The timing and amount of such capital requirements cannot be accurately predicted. If capital requirements vary materially from those currently planned, or if we are unable to sell the entire amount of the Offering, we may require additional financing sooner than anticipated. Additional capital requirements are not anticipated during the next twelve months, assuming a minimum of $250,000 is raised through this offering. We have no commitments for any additional financing, and there can be no assurance that any such commitments can be obtained on favorable terms, if at all.

         Any additional equity financing may be dilutive to our shareholders, and debt financing, if available, may involve restrictive covenants with respect to dividends, raising future capital and other financial and operational matters. If we are unable to obtain additional financing as needed, we may be required to reduce the scope of our operations or our anticipated expansion, which could have a material adverse effect on our business, operating results and financial condition.


OUR OFFICERS AND DIRECTORS HAVE LIMITED LIABILITY.

         We have adopted provisions to our Articles of Incorporation and By-laws which limit the liability of its officers and directors and provides for indemnification by us of our officers and directors to the fullest extent permitted by Delaware corporate law. Our Articles of Incorporation generally provide that our officers and directors shall have no personal liability to us or our stock- holders for monetary damages for breaches of their fiduciary duties as directors, except for breaches of their duties of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, acts involving unlawful payment of dividends or unlawful stock purchases or redemptions, or any transaction from which a director derives an improper personal benefit. Such provisions substantially limit the shareholders' ability to hold officers and directors liable for breaches of fiduciary duty. and may require us to indemnify its officers and directors.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing pro- visions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being offered, we will submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

WE ARE DEPENDENT ON THIRD PARTIES.

         Third party relationships are critical to our success. We currently rely on outside sources for our connections to the Internet. We rely on outside sources for means of hosting and delivering our services twenty-four hours a day, 365 days per year. There can be no assurance that such third party arrangements will be available on terms acceptable to us. If we are unable to maintain relationships with third parties that provide Internet connections, hosting internet services, we may be unable to market its services effectively which will have a negative impact upon our profit- ability.

WE HAVE NOT PAID ANY DIVIDENDS AND IN THE FORESEEABLE FUTURE WE EXPECT THAT THERE WILL BE A LACK OF DIVIDENDS.

         To date, we have not paid any dividends. We are not currently restricted from paying cash dividends. We presently plan to reinvest earnings in order to finance the expansion and development of our business, and it is therefore unlikely that any cash dividends will be declared in the foreseeable future.

WE ARE UNABLE TO PROVE THAT WE HAVE THE ABILITY TO EXPAND.

         To satisfy the influx of customer participations, we must continue to expand and adapt its network infrastructure. The Company is dependent on Long Island Internet Headquarters (a telecommunications and backbone internet provider) for hosting services. The expansion and adaptation of our network infrastructure includes purchasing dedicated servers. This will require financial, operational and management resources as it negotiates telecommunications capacity with net- work infrastructure suppliers. Due to the limited deployment of its services to date, our ability to connect and manage a substantially larger number of customers at high transmission speeds is unknown. We have yet to prove our network's ability to be scaled up to higher customer levels while maintaining superior performance. Furthermore, it may be difficult for us to quickly increase our network capacity in light of current necessary lead times within the industry to purchase hardware and software and other critical items. If FutureRomance.com fails to achieve or maintain high capacity data transmissions, consumer demand could shrink because of possible degradation of service. In addition, as we upgrade our network infrastructure to increase bandwidth available to our customers, we may experience equipment or software incompatibility that may cause delays in implementation.

WE HAVE BROAD DISCRETION AS THE THE USE OF PROCEEDS.

         Our management shall have wide discretion as to the exact allocation, priority and timing of the allocation of funds raised from this offering. The allocation of the Proceeds of the offering may vary significantly depending upon numerous factors, including the success that we have marketing our services. Accordingly, we will have broad discretion with respect to the expenditure of the net proceeds of this Offering.

THE OFFERING PRICE WAS ARBITRARILY DETERMINED BY US.

         The public offering price of the Shares offered hereby was arbitrarily determined by our management. The offering price bears no relationship to our assets, book value, net worth or other economic or recognized criteria of value. in no event should the offering price be regarded as an indicator of any future market price of our securities.

EVEN AFTER THE OFFERING IS SOLD, CONTROL WILL BE MAINTAINED BY THE CURRENT STOCKHOLDERS.

         Subject to the limitations of Delaware corporate law, current management will have control of us through its aggregate stock ownership of approximately 78%, if the entire offering is sold, and will have the right to perpetuate their status as officers and directors and therefore conduct our business and affairs.

WE HAVE USED OUR OWN ATTORNEY TO DRAW ALL THE DOCUMENTS WITH RESPECT TO THIS OFFERING AND NO SEPARATE INVESTORS' COUNSEL WAS RETAINED BY US.

         We have not retained any independent professionals to review or comment on this Offering or otherwise protect the interest of the investors hereunder. Although we have retained our own counsel, neither such firm nor any other firm has made, on behalf of the investors, any independent examination of any factual matters represented by management herein, and purchasers of the shares should not rely on the firm so retained with respect to any matters herein described.


THERE IS NO UNDERWRITER FOR THIS OFFERING AND WE ARE RELYING ON OUR OWN BEST EFFORTS.

         There is no underwriter for this Offering, therefore, offerees will not have the benefit of an underwriter's due diligence efforts which would typically include the underwriter to be involved in the preparation of disclosure and the pricing of the common stock offered hereby among other matters. As we have never engaged in the public sale of our common stock, it has no experience in the underwriting of any such offering. Accordingly, there is no prior experience from which investors may judge our ability to consummate this Offering. In addition, the common stock is being offered on a "best efforts" basis. Accordingly, there can be no assurances as to the number of shares that may be sold or the amount of capital that may be raised pursuant to this offering.

WE CANNOT ASSURE YOU THAT THERE WILL BE A PUBLIC MARKET FOR OUR SECURITIES.

         Our securities are not traded publicly at the present time. However, it is our intention to be listed on the NASDAQ Bulletin Board System (OTC:BB). There is presently no public market for the securities of the Company and no assurance a market will develop for the securities upon completion of this offering. There is also no assurance as to the depth or liquidity of any potential market or the prices at which holders may be able to sell the securities. An investment in the Shares may be totally illiquid and investors may not be able to liquidate their investment readily or at all when they need or desire to sell.

THERE IS VOLATILITY IN THE SHARES OF LOW PRICED STOCKS AND IN THE STOCK
MARKET.

         If a public market develops for the Shares, many factors will influence the market prices. The Shares will be subject to significant fluctuation in response to variations in operating results, investor perceptions, supply and demand, interest rates, general economic conditions and those specific to the industry, developments with regard to our activities, future financial condition and management.

THERE ARE RISKS RELATING TO LOW-PRICED STOCKS WHICH MAY AFFECT US.

         If our securities were delisted and the trading price of our common stock were to fall below $5.00 per share on that date, trading in such securities would also be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of such securities and the ability of purchasers in this offering to sell their securities in the secondary market. Disclosure is also required to be made about commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

         The foregoing penny stock restrictions will not apply to our securities if such securities have certain price and buying information provided on a current and continuing basis or meet certain minimum net tangible assets or average revenue criteria. If we are successful in raising at least $4 million, now, or at some time in the future, our securities would qualify for the exemptions from the penny stock restrictions. Otherwise we will remain subject to Section 15(b)(6) of the Exchange Act governing these penny stock restrictions. If our securities were subject to the existing rules on penny stocks, the market liquidity for our securities could be adversely affected.


                                 USE OF PROCEEDS

         We are seeking a new investment through this offering to expand our current operations immediately. Achievement of this primary plan is entirely dependent upon our ability raise a minimum of $250,000 through this offering. We may not be able to raise all or part of the funds we need to operate our business. If we are unable to raise these minimum funds, we will not be able to execute our primary plan as presently contemplated by management and we will return all funds received from subscribers.

         The maximum net proceeds from this offering may be as high as $4,000,000. If we are unable to sell all of the shares offered, the net proceeds would be lower.

         In the table below, we have detailed the minimum amount of capital required for us to operate our business as currently planned. In addition, we have outlined in order of priority, the manner in which we intend to use the funds raised, assuming that we sell all of the shares offered. The net proceeds we would receive from the sale of all of the 4,000,000 shares offered by this prospectus are estimated to be approximately $4,000,000. For lesser percentages of shares sold see the table following. The table also shows how we will use the proceeds of the offering.

                                        MINIMUM AMOUNT        MAXIMUM AMOUNT
                                           REQUIRED           OF NET PROCEEDS
                                           --------           ---------------

 Company Proceeds from
 the Offering                              $250,000             $4,000,000
 Less: Offering Expenses                     25,000                 50,000
                                           --------             ----------

 Net Proceeds from
 Offering                                  $225,000             $3,950,000
                                           --------             ----------

 Use of Net Proceeds:
 Marketing & Advertising                   $100,000             $2,000,000
 Equipment purchases                         15,000                 50,000
 General working capital                    110,000              1,900,000
                                           --------             ----------
 Total Use of Net
 Proceeds                                  $225,000             $3,950,000
                                           ========             ==========


         The offering price of the shares which were used to solicit the funds referred to above has been arbitrarily determined by us.

         The specific amounts to be allocated for these purposes will be in the discretion of Management. We reserve the right to alter this stated use of proceeds depending on business conditions which are unforseen at this time.

         General Working Capital: We may use a portion of the proceeds allocated to working and general corporate purposes to pay a portion of trade payables incurred from time to time, if cash flow from operations is insufficient for these purposes. We also expect to hire additional people to engage in general and administrative activities.

         Because we anticipate selling the shares through the efforts of our officers and directors, the numbers above do not include any deductions for selling commissions. If broker-dealers are used in the sale of the shares, up to 10% of any gross proceeds raised in this offering will probably be payable to one or more NASD registered broker-dealers. In such event, net proceeds to us will be decreased and the use of proceeds may be proportionately reallocated in management's sole discretion. There are no current agreements, arrangements, or other understandings in connection with any of the foregoing.

         Until we reach the minimum offering, subscription funds will be held in an interest- bearing escrow account. Once we reach the minimum offering, the funds will be released from escrow and used as described above. To the extent the net proceeds of the offering are not utilized immediately, we intend to invest them in short-term certificates of deposit, interest bearing deposits, short-term obligations of the United States of America or prime commercial paper.


                                 CAPITALIZATION

         This table represents the capitalization of the Company as of September 30, 1999 as adjusted to give effect to this offering.




                                                              SHARES      SHARES
                                                            100% SOLD   MINIMUM SOLD
                                                   ACTUAL    ADJUSTED    ADJUSTED
                                                   ------    --------    --------

  Stockholders Equity
    Common Stock, $.0001 par value
      Authorized- 20,000,000 Shares
      Issued and Outstanding- 14,000,000 Shares     $1,400
      Shares As Adjusted - 18,000,000                           $1,800     $1,425
  Additional Paid in Capital                       $33,373  $3,982,973   $258,348
  Deficit Accumulated during the development stage (21,432)   ($21,432)  ($21,432)
                                                   -------  ----------   --------
  Total Stockholders Equity                        $13,341  $3,963,341   $238,341
                                                   =======  ==========   ========


                                    DILUTION

         We were initially capitalized by the sale of common stock to our founders. The following table sets forth the difference between our founders and purchasers of the shares in this offering with respect to the number of shares purchased from us, the total consideration paid and the average price per share paid.


The table below assumes 250,000 (the "Minimum") of the Shares offered hereby are sold.

                         SHARES ISSUED    TOTAL CONSIDERATION    AVERAGE PRICE
                         -------------    -------------------    -------------
                         NUMBER PERCENT   AMOUNT PERCENT         PER SHARE
                         --------------   --------------         ---------

  Founders               14,000,000  98%   $34,773  12%             $.002
  New Investors             250,000  02%  $250,000  88%             $1.00
                         ---------- ---   -------- ---

      Total              14,250,000 100%  $284,773 100%              $.02
                         ---------- ---   -------- ---


The table below assumes all of the Shares offered hereby are sold.

                        SHARES ISSUED    TOTAL CONSIDERATION    AVERAGE PRICE
                        -------------    -------------------    -------------
                       NUMBER PERCENT     AMOUNT PERCENT         PER SHARE
                       --------------     --------------         ---------


  Founders               14,000,000  78%    $34,773  01%            $.002
  New Investors           4,000,000  22% $4,000,000  99%            $1.00
                         ---------- ---   ---------  ---

      Total(1)           18,000,000 100% $4,034,773 100%             $.22
                         ---------- ---   --------- ---

         As of December 31, 1999, the net tangible book value of our common stock was $13,341 or $.001 per share based on the 14,000,000 shares outstanding. "Net tangible book value" per share represents the amount of total tangible assets less total liabilities, divided by the number of shares. After giving effect to the sale by us of 4,000,000 shares at an offering price of $1.00 per share and after deducting estimated expenses and underwriting discounts, our pro-forma net tangible book value as of that date would be $3,963,341 or $.22 per share, based on the 18,000,000 shares outstanding at that time. This represents an immediate dilution (i.e. the difference between the offering price per share of common stock and the net tangible book value per share of common stock after the offering) of $.88 per share to the new investors who purchase shares in the offering ("New Investors"), as illustrated in the following table (amounts are expressed on a per share basis):

(1) Calculations concerning dilution are based on an assumption of the offering being fully subscribed.


The following table represents the dilution per share based on the percentage sold of the total amount of shares being offered.

                                                     MINIMUM         MAXIMUM
                                                    SHARES SOLD    SHARES SOLD
                                                    -----------    -----------


      Offering price ................................  $1.00          $1.00
      Net tangible book value before offering. ......  $0.001         $0.001
      Increase attributable to the Offering .........  $0.02          $0.22
      Net tangible book value
      after giving effect to the Offering ...........  $0.02          $0.22
      Per share Dilution to new investors ...........  $ .98          $.88
      Percent Dilution per share ....................     98%           88%

         We do not intend to pay any cash dividends with respect to our common stock in the foreseeable future. We intend to retain any earnings for use in the operation of our business. Our Board of Directors will determine dividend policy in the future based upon, among other things, our results of operations, financial condition, contractual restrictions and other factors deemed relevant at the time. We intend to retain appropriate levels of our earnings, if any, to support our business activities.



                                    BUSINESS

OUR COMPANY

         FutureRomance.com is an interactive web-based matchmaking service for single men and women seeking friends, relationships, and potential marriage partners. Our service enables people to search by their favorite interests, hobbies and communicate safely via anonymous e-mail. We help people develop the beginning stages of long-term relationships. Our company also provides professional advice on love and relationships. In addition, we provide features such as horoscopes, movie and restaurant reviews, books, flowers and romantic gifts. Our service is provided nationally and internationally to over 125 countries worldwide.

OUR OBJECTIVE

         FutureRomance.com's objective is to become the most effective and interactive online matchmaking business in its industry. Our company plans to achieve this objective by establishing a multi-million client base coupled with real-time audio and video programs. These programs include visual chatting and the streaming of online dating events. Our focus is to delight our customers with an audio and visual experience while searching for their perfect soul mate. Our company believes the convenience of initiating personal relationships online can fulfill the needs of millions of single, divorced and widowed web users now and in the future.

OUR HISTORY

         The business was founded on January 1998 by President James P. Reimann and Chief Operating Officer Paul J. Reimann. Our original name was called Perfect Internet Productions, LLC operating under the URL of www.PerfectRomance.com. In February, 2000 we incorporated the business under the name of FutureRomance.com, Inc., as a Delaware State Corporation. We are authorized to issue 20,000,000 shares with a par value of $0.0001 per share. Over the last 18 months FutureRomance.com has generated over 7,000 free members to date. Through e-commerce solutions, our company has been collecting membership revenues since October 1999.

OUR SERVICE


         FutureRomance.com is a worldwide web service where single people search for potential friends, dates, relationships or marriage partners. Our service collects information via an online form from users such as their favorite hobbies, interests, physical features and geographical location. With the press of a button, this information is stored on our database network. All personal information such as name, address, e-mail, and zip code are held confidential. Our customers also have the ability to search for a specific age range, gender, race, and geographical location for their potential mate.

         Our service uses its own proprietary e-mail system for members to contact other members anonymously. Each member's real e-mail address is hidden to protect the identity of the customer. The customer establishes a unique username and password in the beginning of their membership. Each member would then log on to the site using their username and password to search and contact other interesting members.

         Our service also provides online content such as relationship advice, horoscopes, movie and restaurant reviews, books, flowers and romantic gifts. Our company has affiliate revenue pro- grams with 1-800-FLOWERS, Amazon.com and CD-NOW.Com. Establishing affiliate programs allows users the ability to purchase romance-related products.

         Our company provides users an interactive and delightful experience in browsing our site. Users can hear music and see elaborate graphics. Our service uses Flash technology software developed by MacroMedia, Inc. (NASDAQ: MACR). Flash is an interactive web development tool for website designers. Flash combines audio, graphics and motion to enhance web presentation for visitors. We feel by enhancing a visitor experiences, we can establish and maintain a greater client base.

OUR COMPETITION

         We believe the competition is failing to provide interactivity with its customers and is inadequately integrating these functions with its core business. This includes these personal services provided by major search engines. These search engines offer a basic matchmaking free service. These free services tend to attract an unfavorable variety of non-serious, unprofessional clients. Consequently, search engine users can be exposed to vulgarity, and inappropriate content with these free sites.


         The professional matchmaking industry has sparked the interests of major corporations. One such company is Ticketmaster Online-CitySearch, Inc. (NASDAQ: TMCS). In the summer of 1999, Ticketmaster acquired an online matchmaker called "Match.com" for $50 million. Match.com is one of the leaders in the industry. Another purchase in the industry was a $44 million purchase by LYCOS for "Matchmaker.com". Consequently, the online matchmaking business plays an important role with search engine and online ticket companies.

         In our opinion, we can effectively compete with competitors by providing customers with a user-friendly, interactive and entertaining service. Currently, we believe customers are not experiencing the full capacity of web interaction. We believe our service will combine these ingredients to provide our users with the most appealing and entertaining service available.

OUR OPPORTUNITY

         There is a clear and far-reaching opportunity to penetrate the existing market and satisfy new customers by presenting them with quality and interactive services. Our opportunities include the company offering a free e-mail service (ex. hotmail.com) where visitors create a unique e-mail account to send and receive messages. Implementing this service will increase the amount of daily returning visitors and increase the total amount of daily page views. Our company can use these figures as a sponsor base for advertising rates for other businesses. These services plan to be integrated by the first quarter of the second year of operation.

         We also plan to enter a business-to-business opt-in e-mail service. An opt-in e-mail service consists of visitors choosing to receive specific e-mailed information. Since visitors elect to receive e-mail on specific topics, this is not considered spam. They can "opt out" of the e-mail list at any time. After these lists build up, our company can sell these lists to businesses to further enhance revenue. The company plans to implement these opt-in mail services within the first year of operation.

OUR STRATEGY

         Our strategy is to expand our client base while providing a unique user experience. This will entail several functions. One function includes implementing an aggressive marketing campaign to build the greatest personals database. Second, is to add interactive software to our existing web site. This will further enhance the user's experience. Our strategy of streaming audio and video will encourage visitors to remember and revisit our site frequently.

OUR MARKETING STRATEGY.

         Our company plans to efficiently use its advertising dollars to build the greatest amount of members. One of the most efficient ways to draw people to our site is through internet search engines, targeted banner ads, and opt-in e-mail. In addition, our company can run ads on the radio, televisions, newspapers and magazines. Our company values the importance of efficient advertising while streamlining costs and maximizing earnings per share. In just a few years, our strategic marketing plan can lead to accelerated profitability.

AN INTERACTIVE SITE:


         Our interactive site will give users a pleasurable and entertaining experience. Users will be able to hear special effects when clicking buttons and viewing graphics. Users will be able to choose specific categories of interests to find their perfect soul mate. These categories such as dining, travel, music, sports, pets, religion, movies and more will help two people with similar interests come together. Our unique category sections will give users an interactive experience of music and motion and guide them in finding their perfect romance.

REAL-TIME STREAMING VIDEO:

         The future of online matchmaking involves using streaming audio and video. Our company plans to integrate streaming video to display member profiles, chats and real-time events. Our company will be able to convert a member's videotape to display on our site. Additionally, video chat can enhance a users experience as higher bandwidths become readily available worldwide. This will be an area where members can visually communicate over the internet. Lastly, is the implementation of real-time video events. Our company can present our viewers live events such as actual dates, blind dates, dances, bands and other entertaining broadcasts. We can further build our revenue stream by having sponsors advertise during these special events.

CORPORATE INFORMATION

         Our service can be located on the web at www. FutureRomance.com. Our corporate offices can be located at 1983 Marcus Ave Lake Success, New York 11042. Our telephone number is 516-770-4720.



                             PRINCIPAL SHAREHOLDERS

         The following table sets forth certain information regarding beneficial ownership of our common stock as of March 31, 2000, by (i) each person (including any "group" as that term is used in Section 13(d)(3) of the Securities Act of 1934 (the "Exchange Act") who is known by us to own beneficially 5% or more of the common stock, (ii) each director of the Company, and (iii) all directors and executive officers as a group. Unless otherwise indicated, all persons listed below have sole voting power and investment power with respect to such shares. The total number of shares authorized is 20,000,000 shares, each of which is $.0001 per share par value. 14,000,000 shares have been issued and are outstanding as follows:

                                 SHARES BENEFICIALLY        SHARES BENEFICIALLY
                               OWNED PRIOR TO OFFERING      OWNED AFTER OFFERING
                                NUMBER     PERCENT(1)       NUMBER   PERCENT(2)
                                ------     ----------       ------   ----------

 James Reimann(3)              7,200,000    51.4%         7,200,000     40.0%

 Paul Reiman(3)                5,000,000    35.7%         5,000,000     27.8%

 Herbert Reimann(3)            1,800,000    12.9%         1,800,000     10.0%


(1) Directors and officers as a group 14,000,000 shares

(2) Assuming maximum offering sold resulting in 18,000,000 million shares outstanding.

(3) Related by blood or marriage


                                   MANAGEMENT

         There are currently three (13) occupied seats on the Board of Directors. The following table sets forth information with respect to the directors and executive officers.

                                                              DATE SERVICE
          NAME             AGE         OFFICE                  COMMENCED
          ----             ---         ------                  ---------

      James P. Reimann*    31    Chairman, President         January, 1998
                                 & Chief Executive Officer


      Paul J. Reimann*     24    Director, Chief             January, 1998
                                 Operating Officer

      Herbert R. Reimann*  68    Chief Financial Officer     January, 1998
                                 & Treasurer


*  Indicates Board Member



         All directors will hold office until the next annual stockholder's meeting and until their successors have been elected or qualified or until their death, resignation, retirement, removal, or disqualification. Vacancies on the board will be filled by a majority vote of the remaining directors. Officers of the Company serve at the discretion of the Board of Directors. We intend to increase the Board of Directors from its present three members to a minimum of six members by adding outside directors at our next shareholders meeting.

         The Officers and Directors of the Company are set forth below.

         JAMES REIMANN, Chairman of the Board, President and Chief Executive Officer

         Mr. Reimann's responsibilities include web-site design and implementation, marketing, programming, employing new strategies, contracts, and computer networking. Mr. Reimann has worked for a banking and financial institution for eight years as a computer image processing manager (European American Bank - subsidiary of ABN-AMRO Bank). These responsibilities included processing checks through a high-speed computer networking system. The computer system was a C + + based system that used state of the art technology called intelligent character recognition (ICR). Mr. Reimann insured quality order flow from his thirty employees and handled $10 - $15 million in daily deposits. He has received Certificates of Recognition for performance appraisals, programming, management and computer networking. Mr. Reimann has an A.S. in Electrical Engineering. He attended Hofstra University for Computer Engineering from 1991 - 1993. Mr. Reimann has also been a Securities Registered Representative in the financial markets since 1995.

         Mr. Reimann will act a CEO and Chairman for FutureRomance.com. He will be responsible for all company operations including infrastructure development, managing, marketing, programming, design and public relations. Additional responsibilities include adopting new emerging technologies and integrating it within the company's service. This includes, for example, the implementation of audio and video. When bandwidth increases and more powerful internet connections materialize, new technologies can be adopted by the company's service. Mr. Reimann will lead the growth of the company to undetermined hyperbolic growth, with the mindset of creating shareholder wealth. Mr. Reimann believes the special chemistry of the company's management team is perfectly situated in developing a successful high growth entity.

         PAUL REIMANN, Chief Operating Officer and Director

         Mr. Reimann began his Operational Management career while attending Hofstra University's School of Business Management. Mr. Reimann has been the COO of the Company since January 30, 1998. As an Operations Manager for FutureRomance-com, Mr. Reimann was responsible for developing the infrastructure and deploying the company's services worldwide. Mr. Reiniann developed and implemented a central operations office from which all of the companies operations were controlled for its worldwide services. Mr. Reimann developed and supervised all of the company's day to day operations including customer relations, public relations, marketing, recruitment and training, corporate policy, billing & collections, and that of the of the central operations office. Mr. Reimann reported directly to the CEO and Board of Directors of the company. Mr. Reimann currently is responsible for maintaining the day-to-day operations of FutureRomance.com and assisting the CEO and Board of Directors with implementation of their policy and directives. These duties include the creation of corporate infrastructure and policy to manage fast growth, training and recruitment of employees, direct supervision of the member services and technical support departments, advertising coordination, public relations, departmental communications and strategic planning. Mr. Reimann attended Nassau Community College earning an Associate's in Math and Science. Mr. Reimann is currently finishing his Bachelor's Degree in Business Management from Hofstra University.

      HERBERT R. REIMANN, Chief Financial Officer and Director

         Mr. Reimann is a Certified Public Accountant, graduated from New York University with a B.S. in Business Management and a Masters in Accounting from C.W. Post University. Mr. Reimann has been a practicing C.P.A. for 20 years under his own private business. His clients consist of corporations with revenues in excess of $10 million. Mr. Reiniann plans on using his experience and expertise in managing and in the decision making process of financial activities. Mr. Reimann will act as an advisor for the Board of Directors and will not be a part of day-to-day operations. He will advise the company during frequent board meetings regarding financial allocations of the company. Mr. Reimann will be a key factor in accelerating growth while streamlining expenses.

EXECUTIVE COMPENSATION

         The following table sets forth the anticipated annual remuneration for the highest paid officers and directors of the Company.

  NAME                 CAPACITIES IN WHICH                  AGGREGATE
                  REMUNERATION IS EXPECTED TO BE RECEIVED   REMUNERATION
                  ---------------------------------------   ------------

James P. Reimann     Chairman, President and Chief           $67,000.00
                     Executive Officer
Paul J. Reimann      Chief Operating Officer                 $52,000.00
Herbert R. Reimann   Chief Financial Officer                 $12,000.00

         James Reimann and Paul Reimann have worked without compensation since the formation of the Company and has agreed to continue to work on behalf of the Company without compensation until operations begin.

EMPLOYMENT AGREEMENTS

         The Company has entered into an employment agreement with its founder, Mr. James Reimann, as its President and Chief Executive Officer. The agreement has no specified term, but terminates at any time upon Mr. Reimann death or disability, or upon termination by the Company for cause or without cause, or upon the voluntary resignation by Mr. Reimann. Mr. Reimann will receive minimum compensation prior to the commencement of operations. His compensation will be set and adjusted from time to time at the discretion of the Board of Directors.

STOCK OPTIONS

         We have not adopted any formal stock options plans to reward and provide incentives to its officers, directors, employees, consultants and other eligible participants, but is anticipated to do so as follows: (a) the Executive Stock Incentive Plan, (b) the Incentive Stock Option Plan, and (c) the Stock Incentive Plan. We have reserved 500,000 shares for issuance under the plans. Awards under each plan may be in the form of incentive stock options or non-qualified stock options. We will not grant non-qualified stock options with an exercise price of less than 85% of the fair market value of our common stock on the date of the grant of the relevant option. The plans will be administered by our Board of Directors, which is authorized to select the plan recipients, the time or times at which awards may be granted and the number of shares to be subject to each option awarded.

DIRECTORS' COMPENSATION

         Our directors receive no compensation for their services as directors.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

         At present we have not entered into individual indemnity agreements with our Officers or Directors. However, our By-Laws and Certificate of Incorporation provide a blanket indemnification that we shall indemnify, to the fullest extent under Delaware law, our directors and officers against certain liabilities incurred with respect to their service in such capabilities. In addition, the Certificate of Incorporation provides that the personal liability of our directors and officers and our stockholders for monetary damages will be limited.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and we will be governed by the final adjudication of such case.

DIRECTORS AND OFFICERS INSURANCE

         We are exploring the possibility of obtaining directors and officers("D & 0") liability insurance. We have obtained several premium quotations but have not entered into any contract with any insurance company to provide said coverages as of the date of this Prospectus. There is no assurance that we will be able to obtain such insurance.


KEYMAN LIFE INSURANCE

         Keyman Life Insurance is expected to be purchased after the effective date of this offering in amounts up to $1 million, 50% payable to the Company and 50% payable to family beneficiaries. We are planning to purchase such insurance towards the cross purchase of shares from the estate of an officer or director and to provide us with the capital to replace the executive loss (executive search for successor, etc.).


                            DESCRIPTION OF SECURITIES

         All material provisions of our capital stock are summarized in this prospectus. However the following description is not complete and is subject to applicable Delaware law and to the provisions of our articles of incorporation. We have filed copies of these documents as exhibits to the registration statement related to this prospectus.

COMMON STOCK

         We are authorized to issue 20,000,000 shares, at a par value $.0001 per share. As of the date of this Prospectus, there are 14,000,000 shares outstanding. After giving effect to the Offering, the issued and outstanding capital stock of the Company will consist of 18,000,000 shares.

         YOU HAVE THE VOTING RIGHTS FOR YOUR SHARES. You and all other holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by stock- holders. You have no cumulative voting rights with respect to the election of directors, with the result that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors then up for election.

         YOU HAVE DIVIDEND RIGHTS FOR YOUR SHARES. You and all other holders of common stock are entitled to receive dividends and other distributions when, as and if declared by the Board of Directors out of funds legally available, based upon the percentage of our common stock you own. We will not pay dividends. You should not expect to receive any dividends on shares in the near future. This investment may be inappropriate for you if you need dividend income from an investment in shares.

         YOU HAVE RIGHTS IF WE ARE LIQUIDATED. Upon our liquidation, dissolution or winding up of affairs, you and all other holders of our common stock will be entitled to share in the distribution of all assets remaining after payment of all debts, liabilities and expenses, and after provision has been made for each class of stock, if any, having preference over our common stock. Holders of common stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the common stock. All of the outstanding common stock are, and the common stock offered hereby, when issued in exchange for the consideration paid as set forth in this Prospectus, will be, fully paid and nonassessable. Our directors, at their discretion, may borrow funds without your prior approval, which potentially further reduces the liquidation value of your shares.

         YOU HAVE NO RIGHT TO ACQUIRE SHARES OF STOCK BASED UPON THE PERCENTAGE OF OUR COMMON STOCK YOU OWN WHEN WE SELL MORE SHARES OF OUR STOCK TO OTHER PEOPLE. This is because we do not provide our stockholders with preemptive rights to subscribe for or to purchase any additional shares offered by us in the future. The absence of these rights could, upon our sale of additional shares, result in a dilution of our percentage ownership that you hold.


                        SHARES ELIGIBLE FOR FUTURE SALE

         Upon completion of this offering, we will have 18,000,000 shares issued and outstanding assuming all the shares offered herein are sold. The common stock sold in this offering will be freely transferable without restrictions or further registration under the Securities Act, except for any of our shares purchased by an "affiliate" (as that term is defined under the Act) who will be subject to the resale limitations of Rule 144 promulgated under the Act.

         There will be approximately 14,000,000 shares outstanding that are "restricted securities" as that term is defined in Rule 144 promulgated under the Securities Act.

         The common stock owned by insiders, officers and directors are deemed "restricted securities" as that term is defined under the Securities Act and in the future may be sold under Rule 144, which provides, in essence, that a person holding restricted securities for a period of one (1) year may sell every three
(3) months, in brokerage transactions and/or market maker transactions, an amount equal to the greater of (a) one percent (1%) of our issued and outstanding common stock or (b) the average weekly trading volume of the common stock during the four (4) calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of common stock without any quantity limitation by a person who is not an affiliate of the Company and who has satisfied a two (2) year holding period. Additionally, common stock underlying employee stock options granted, to the extent vested and exercised, may be resold beginning on the ninety-first day after the Effective Date of a Prospectus, or Offering Memorandum pursuant to Rule 701 promulgated under the Securities Act.

         As of the date hereof and upon completion of the offering, none of our common stock (other than those which are qualified by the SEC in connection with this offering) are available for sale under Rule 144. Future sales under Rule 144 may have an adverse effect on the market price of the Common stock. Our officers, directors and certain of our security holders have agreed not to sell, transfer or otherwise dispose of their common stock or any securities convertible into common stock for a period of 12 months from the date hereof.

         Under Rule 701 of the Securities Act, persons who purchase shares upon exercise of options granted prior to the date of this Prospectus are entitled to sell such common stock after the 90th day following the date of this Prospectus in reliance on Rule 144, without having to comply with the holding period requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, volume limitation or notice provisions of Rule 144. Affiliates are subject to all Rule 144 restrictions after this 90-day period, but without a holding period.

         There has been no public market for our common stock. With a relatively minimal public float and without a professional underwriter, there is little or no likelihood that an active and liquid public trading market, as that term is commonly understood, will develop, or if developed that it will be sustained, and accordingly, an investment in our common stock should be considered highly illiquid. Although we believe a public market will be established in the future, there can be no assurance that a public market for the common stock will develop. If a public market for the common stock does develop at a future time, sales by shareholders of substantial amounts of our common stock in the public market could adversely affect the prevailing market price and could impair our future ability to raise capital through the sale of our equity securities.

                              AVAILABLE INFORMATION

         We have filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 relating to the common stock offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all of the information included in the Registration Statement and the exhibits and schedules thereto. For further information with respect to us, the common stock offered hereby, reference is made to the Registration Statement, including the exhibits and schedules thereto. Statements contained in this Prospectus concerning the provisions or contents of any contract, agreement or any other document referred to herein are not necessarily complete. With respect to each such contract, agreement or document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matters involved.

         The Registration Statement, including the exhibits and schedules thereto, may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, DC 20549 and at the Commission's regional offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company. The address of such site is <http://www.sec.gov>.

         We intend to furnish to our shareowners annual reports containing audited consolidated financial statements certified by independent public accountants for each fiscal year and quarterly reports containing unaudited consolidated financial statements for the first three quarters of each fiscal year.

         We will provide without charge to each person who receives a Prospectus, upon written or oral request of such person, a copy of any of the information that was incorporated by reference in the Prospectus (not including Exhibits to the information that is incorporated by reference unless the Exhibits are themselves specifically incorporated by reference). Any such request shall be directed to the James P. Reimann, President and Chairman of the Board of Directors of Future- Romance.com, Inc., 1983 Marcus Ave., Suite 117, Lake Success, New York 11042, Tel.# (516) 770-4720.


         Within five days of our receipt of a subscription agreement accompanied by a check for the purchase price, we will send by first class mail a written confirmation to notify the subscriber of the extent, if any, to which such subscription has been accepted. We reserve the right to reject orders for the purchase of shares in whole or in part. Upon acceptance of each subscriber, we will promptly provide our stock transfer agent the information to issue shares.

         You can also call or write us at any time with any questions you may have. We would be pleased to speak with you about any aspect of this offering.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements that reflect our views about future events and financial performance. Our actual results, performance or achievements could differ materially from those expressed or implied in these forward-looking statements for various reasons, including those in the "risk factors" section beginning on page 7. Therefore, you should not place undue reliance upon these forward-looking statements.

         Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements.

                                 DIVIDEND POLICY

         We have never declared or paid cash dividends on our common stock and anticipate that all future earnings will be retained for development of our business. The payment of any future dividends will be at the discretion of our Board of Directors and will depend upon, among other things, future earnings, capital requirements, the financial condition of the Company and general business conditions.


                              STOCK TRANSFER AGENT

         Our transfer agent and registrar of the common stock is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10004.


                                     EXPERTS

         Our audited financial statement as of and for the year ending December 31, 1999 and the unaudited interim period ending June 30, 2000 have been completed by Abrams and Company, P.C., Certified Public Accountants, Suite 4, South 1, One Huntington Quadrangle, Melville, N.Y. 11747, Tel. (631) 454-9393, as set forth in their report included herein and incorporated herein by reference. Such financial statements have been included in reliance upon such report given upon their authority as experts in accounting and auditing.


                                 LEGAL MATTERS


         There is no past, pending or, to our knowledge, threatened litigation or administrative action which has or is expected by our management to have a material effect upon our business, financial condition or operations, including any litigation or action involving our officers, directors, or other key personnel.

         The Law Offices of Miles Garnett, Esq., 66 Wayne Avenue, Atlantic Beach, N.Y.11509, Tel. #(516) 371-4598, <http://vzww.garnett.com>, will pass upon certain legal matters relating to the Offering.

                             FUTUREROMANCE.COM, INC.


                              FINANCIAL STATEMENTS


                      FOR THE YEARS ENDED DECEMBER 31, 1999
                     AND THE SIX MONTHS ENDED JUNE 30, 2000







                                TABLE OF CONTENTS
                                -----------------


                                                           PAGE
                                                           ----


Independent Auditors' Report ...........................    1

Balance Sheets .........................................    2


Statements of Operations ...............................    3

Statements of Stockholders' Equity .....................    4

Statements of Cash Flows ...............................    5


Notes to Financial Statements ..........................  6-9

ABRAMS AND COMPANY, P.C.
Certified Public Accountants
Suite 4 South I
One Huntington Quadrangle
Melville, N.Y. 11 747-4406





                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------


       The Stockholders
       FutureRomance.Com, Inc.
       Massapequa, New York

       We have audited the accompanying balance sheet of FutureRomance.Com, Inc., a development stage company) as of December 31, 1999, and the related statements of operations, stockholders' equity, and cash flows for each of the two years in the period ended December 31, 1999. These financial statements are the responsibility of FutureRomance.Com, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

       We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

       In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of FutureRomance.Com, Inc., as of December 31, 1999, and the results of its operations and cash flows for each of the two years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.


       /S/ Abrams and Company, P.C.
       May 26, 2000







Telephone (631) 454-9393     E-mail: abrams@vdot.net  Facsimile: (631) 454-6228




                             FUTUREROMANCE.COM, INC.
                  (formerly Perfect Internet Productions, LLC)
                          (A Development Stage Company)
                                 BALANCE SHEETS
                                 --------------

                                                                    Unaudited
                                                     December 31,    June 30,
 ASSETS                                                 1999          2000
 ------                                                 ----          ----
 Current assets
    Cash and cash equivalents                        $   351         $  5,306
                                                 -----------     -----------

     Total current assets                                351            5,306
                                                 -----------     -----------


 Equipment (net)                                       3,495            3,061
 Other assets                                          2,700            8,700
                                                 -----------     -----------


     Total assets                                   $  6,546        $  17,067
                                                 ===========     ===========



 LIABILITIES AND STOCKHOLDERS' EQUITY


 Current liabilities
  Accounts payable                                  $  5,700        $   3,726
                                                 -----------     -----------
    Total current liabilities                          5,700            3,726
                                                 -----------     -----------


   Total liabilities                                   5,700            3,726
                                                 -----------     -----------


 Commitments and contingencies

 Stockholder's equity
    Common stock, $.0001 par value; 200 shares
      authorized; 200 shares issued and outstanding      Nil
    Common stock, $.0001 par value; 20,000,000 shares
      authorized; 14,000,000 shares issued and
      outstanding                                                      1,400
    Additional paid in capital                        17,991          33,373
  Deficit accumulated during the developmental stage (17,145)        (21,432)
                                                 -----------     -----------

  Total stockholders' equity                             846          13,341
                                                 -----------     -----------

  Total liabilities and stockholders'equity      $     6,546     $    17,067
                                                 ===========     ===========









            See accompanying summary of accounting policies and notes
                          to the financial statements


                               FUTUREROMANCE.COM,
                  (formerly Perfect Internet Productions, LLC)
                          (A Development Stage Company)
                            STATEMENTS OF OPERATIONS
                            ------------------------


                                                                                                                  CUMULATIVE
                                                                                    UNAUDITED                         FROM
                                       FOR THE YEARS ENDED                  FOR THE SIX MONTHS ENDED              INCEPTION TO
                                           DECEMBER 31,                              JUNE 30,                       JUNE 30,
                                          -------------                              --------                       -------
                                      1998              1999                1999                 2000                 2000
                                      ----              ----                ----                 ----                 ----

REVENUE                              $ 510             $ 1,102                 $  -             $ 3,913              $ 5,525
                                     -----             -------                 ----             -------              -------

EXPENSES
General and administrative
                                     4,375              14,057                4,180               7,875               26,307
                                     -----              ------                -----               -----               ------
                                     4,375              14,057                4,180               7,875               26,307

LOSS BEFORE TAXES                  (3,865)            (12,955)              (4,180)             (3,962)             (20,782)
                                   -------            --------              -------             -------             --------

TAXES ON INCOME (LOSS)S                  -                 325                  325                 325                  650
                                         -                 ---                  ---                 ---                  ---

NET LOSS                           (3,865)            (13,280)              (4,505)             (4,287)             (21,432)
                                   -------            --------              -------             -------             --------

Deficit - beginning of year              -             (3,865)              (3,865)            (17,145)                    -
                                         -             -------              -------            --------                    -
DEFICIT - END OF YEAR            $ (3,865)         $  (17,145)            $ (8,370)          $ (21,432)           $ (21,432)
                                 =========         ===========            =========          ==========           ==========


Net loss per share                  $ (19)              $ (66)               $ (23)               $ (0)                $ (0)
                                 =========         ===========            =========          ==========           ==========

Weighted average number
of common shares outstanding
                                       200                 200                  200          14,000,000           14,000,000
                                 =========         ===========            =========          ==========           ==========


        See accompanying summary of accounting policies and notes to the financial statements.



                             FUTUREROMANCE.COM, INC.
                  (formerly Perfect Internet Productions, LLC)
                          (A Development Stage Company)
                       STATEMENTS OF STOCKHOLDERS' EQUITY


                                                                                    ADDITIONAL                            TOTAL
                                                          COMMON STOCK                PAID-IN        ACCUMULATED       STOCKHOLDERS'
                                                   SHARES           AMOUNT           CAPITAL          DEFICIT             EQUITY
                                                   ------           ------           --------          -------            ------

Balance at December 31, 1997                          -              $ -              $ -               $ -                  $ -

      Issuance of common stock                       200              NIL                                                      -
      Net loss                                                                          8,292                                8,292
                                                                                                        (3,865)             (3,865)
                                               -----------         ------           ---------          --------            --------

Balance at December 31, 1998                         200              NIL               8,292           (3,865)              (3,865)


      Capital contributions                                                             9,699                                  9,699
      Net loss                                                                                         (13,280)             (13,280)
                                               -----------         ------           ---------          --------            --------

Balance at December 31, 1999

Recapitalization and change in name from
      Perfect Internet Productions, LLC
      to FutureRomance.Com, Inc.               13,999,800           1,400              (1,400)                                   -
                                                                                       16,782                                16,782
                                                                                                     (4,287.00)              (4,287)
                                               -----------         ------           ---------          --------            --------

BALANCE AT JUNE 30, 2000                       14,000,000        $  1,400            $ 33,373        $ (21,432)            $ 13,341
                === ====                       ==========        ========            ========        =========             ========


        See accompanying summary of accounting policies and notes to the financial statements.


                                                       FUTUREROMANCE.COM, INC.
                                             (formerly Perfect Internet Productions, LLC)
                                                    (A Development Stage Company)
                                                       STATEMENTS OF CASH FLOWS


                                                                                                                        Cumulative
                                                                                                 Unaudited                 from
                                                                For the years ended       For the six months ended    Inception to
                                                                     December 31,                 June 30,               June 30,
                                                                 ----           ----         ----           ----           ----
                                                                 1998           1999         1999           2000           2000
                                                                 ----           ----         ----           ----           ----

      Cash flows from operating activities Adjustments to
      reconcile net loss to
      net cash used by operating activities
      Net loss                                               $  (3,865)       $(13,280)    $ (4,505)       $ (4,287)    $ (21,432)
      Depreciation                                                  230             631           77             434         1,295
Changes in current liabilities                                       --           5,700           --         (1,974)         3,726
                                                                     --           -----           --         -------         -----
                                                            -----------         -------      -------       ---------  ------------
NET CASH USED BY OPERATING ACTIVITIES                           (3,635)         (6,949)      (4,428)         (5,827)      (16,411)
                                                            -----------         -------      -------       ---------  ------------

Cash flows from investing activities
      Purchase of office equipment                              (2,300)         (2,056)           --              --       (4,356)
      Purchase of other assets                                  (1,500)         (1,200)           --         (6,000)       (8,700)
                                                            -----------         -------      -------       ---------  ------------
NET CASH USED BY INVESTING ACTIVITIES                           (3,800)         (3,256)           --         (6,000)      (13,056)
                                                            -----------         -------      -------       ---------  ------------

CASH FLOWS FROM FINANCING ACTIVITIES
      ISSUANCE OF COMMON STOCK                                       --              --           --           1,400         1,400
      CAPITAL CONTRIBUTIONS                                       8,292           9,699        5,032          15,382        33,373
                                                            -----------         -------      -------       ---------  ------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                         8,292           9,699        5,032          16,782        34,773
                                                            -----------         -------      -------       ---------  ------------

NET INCREASE/(DECREASE) IN CASH                                     857           (506)          604           4,955         5,306
CASH - BEGINNING OF YEAR                                             --             857          857             351            --
                                                                     --             ---          ---             ---            --
CASH - END OF YEAR                                             $    857        $    351   $    1,461       $   5,306       $ 5,306
                                                            -----------         -------      -------       ---------  ------------

TAXES PAID                                                     $    325         $     -      $     -       $     325     $     650
                                                            ===========         =======      =======       $========  ============
INTEREST PAID                                               $        -          $     -      $     -             -    $         -
                                                            ===========         =======      =======       $========  ============



          See accompanying summary of accounting policies and notes to the financial statements.

                             FUTUREROMANCE.COM, INC.
                        NOTES T0 FINANCIAL STATEMENTS
                        -----------------------------


1.  NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES
    --------------------------------------------------------------------

    FutureRomance.Com, Inc. (The Company) was founded in January 1998 and was originally named Perfect Internet Productions, LLC. On February 14, 2000 the name was changed to FutureRomance.Com, Inc. FutureRomance.Com, Inc. designed and maintains a website for a dating service. The Company is still in the developmental stage.


    REVENUE RECOGNITION
    -------------------

    Sales are recognized upon receipt of membership fees via the Internet web page through credit card charges.

    EQUIPMENT
    ---------

    Equipment is stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets.


    USE OF ESTIMATES
    ----------------

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

    ADVERTISING COSTS
    -----------------

    Advertising costs are expensed as incurred.

    FAIR VALUE OF FINANCIAL INSTRUMENTS
    -----------------------------------

    Carrying amounts of certain of the Company's financial instruments including cash, and other current assets, and accounts payable approximate fair value due to the short-term maturity of the 'instruments.

    INCOME TAXES
    ------------

    The company, as of December 3 1, 1 999 is treated as a partnership for income tax purposes and as such all profits and losses are includable in the shareholders' income tax returns.

                             FUTUREROMANCE.COM, INC.
                          NOTES TO FINANCIAL STATEMENTS
                          -----------------------------



     Subsequent to February 2000, income taxes are provided based on the Liability method of accounting pursuant to Statement of Financial Accounting Standards No.
     109, 'Accounting for Income Taxes.'

     There are no corporate taxes as the company has incurred losses. Deferred tax assets related to the company's interim period operating results are not material.

     LONG-LIVED ASSETS
     -----------------

     In March 1995, Statement of Financial Accounting Standards No. 121, 'Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be disposed of," was issued ("SFAS 121"). SFAS 121 requires those long-lived assets and certain identifiable intangibles to be held and used or disposed of by an entity be reviewed for impairment whenever events of changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company has adopted this statement and determined that no impairment loss need be recognized for applicable assets.

     BASIC NET INCOME PER SHARE
     --------------------------

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, 'Earnings Per Share' ('SFAS 128') which requires presentation of basic earnings per hare ('13asic EPS') and diluted earnings per share ("Diluted EPS') by all entities that have publicly-traded common stock or potential common stock (options, warrants, convertible securities, or contingent stock arrangements). SFAS 128 also requires presentation of earnings per share by an entity that has made a filing or is in the process of filing with a regulatory agency in preparation for the sale of those securities in a public market.

     Basic EPS is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period. The computation of dilutive EPS does not assume conversion, exercise, or contingent exercise of securities that would have an antidilutive effect on earnings.


     CASH FLOWS
     ----------

     For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

                             FUTUREROMANCE.COM, INC.
                          NOTES TO FINANCIAL STATEMENTS
                          ----------------------------



   OTHER ASSETS
   ------------

   Other assets consist of development costs for the Website. The Company has incurred 90% of the cost through December 31, 1999 and will capitalize the balance as costs are incurred.


   EQUIPMENT
   ---------

   Equipment consists of the following:

                                                            1998      1999
                                                            ----      ----
        Computer equipment                                $ 2300     $ 4356
           Less Accumulated
              Depreciation                                  (230)      (861)
                                                          ------     ------
                                                          $ 2070     $ 3495
                                                          ======     ======


   LEASE
   -----


   The Company leases equipment for use with credit card approvals.

   Future minimum rental commitments, including monthly service charges and credit card discounts are $840 per year through March 2001.

   Minimum annual rentals are as follows:


                                   2000     $   840
                                   2001         210
                                            -------
                                            $ 1,050
                                            =======

   Lease expense approximated $700 and $900 for the years, ended December 31, 1 998 and 1 999 respectively.

   STOCKHOLDERS' EGUITY
   --------------------

   Stockholders' equity is comprised of capital contributed by the two stockholders of the Company as expenses are incurred.

                             FUTUREROMANCE.COM, INC.
                          NOTES TO FINANCIAL STATEMENTS
                          -----------------------------


    The Company intends to publicly offer a maximum of 4,000,000 shares for research and development costs through December 31, 2001. The minimum offering is 250,000 shares.

    The Company does not pay dividends and has no intention to do so in the near future.

No dealer, salesperson or any other person is authorized to give any information or to make any representations in connection with this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this Prospectus, or an offer to sell or solicitation of an offer to buy any securities by anyone in any jurisdiction in which such offer or solicitation is not authorized or is unlawful. The delivery of this Prospectus shall not, under any circumstances, create any implication that the Inc. information herein is correct as of any time subsequent to the date of the Prospectus.
--------------------------------------------------------------------------------

Until September 30, 2001 all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.



                                TABLE OF CONTENTS

      Summary    ............................................................5
      Our Company      ......................................................5
      Risk Factors      .....................................................7
      Use of Proceeds        ...............................................10
      Capitalization      ..................................................11
      Dilution  ............................................................12
      Business     .........................................................13
      Principal Shareholders       .........................................15
      Management       .....................................................16
      Description of Securities ........................................... 19
      Shares Eligible for Future Sale    .................................. 20
      Available Information      .......................................... 21
      Dividend Policy     ................................................. 22
      Stock Transfer Agent       .......................................... 22
      Experts   ........................................................... 22
      Legal Matters    ..............................  .................... 22
      Index to Financial Statements  ..................................... F-1



                               FUTUREROMANCE.COM,



                                    4,000,000
                               SHARES COMMON STOCK



                          (par value $.0001 per share)
                             FutureRomance.com, Inc.
                                1983 Marcus Ave.
                          Lake Success, New York 11042

                                  ______, 2000

                                    APPENDIX
                              For Office Use Only:

Broker/Dealer Name & Address

Investor:

_________________________

Investor # _______________




                             SUBSCRIPTION AGREEMENT
                                       for
                             FUTUREROMANCE.COM, INC.

                         Common Stock ($1.00 per share)

    Persons interested in purchasing common stock of FutureRomance.com, Inc. must complete and return this Subscription Agreement along with their check or money order to:

    FUTUREROMANCE.COM, INC.
    1983 MARCUS AVE.
    LAKE SUCCESS, NEW YORK 11042, ("THE ISSUER") ("THE COMPANY")

    Subject only to acceptance hereof by the issuer, in its discretion, the undersigned hereby subscribes for the number of common shares and at the aggregate subscription price set forth below.

    An accepted copy of this Agreement will be returned to the Subscriber as a receipt, and the physical stock certificates shall be delivered to each Investor within thirty (30) days of the Close of this Offering.

               SECURITIES OFFERED - The Company is offering 4,000,000 shares (par value $.0001 per share) at $ 1.00 per share.

               MINIMUM SUBSCRIPTION - In connection with this subscription the undersigned hereby subscribes to the number of common shares shown in the following table.

               All Subscribers - The Minimum Subscription is 500 shares.



          Number of Common Shares           =  __________________


          Multiply by Price of Shares       x     $1.00 per Share
                                              -------------------

          Aggregate Subscription Price      = $__________________



    Check or money order shall be made payable to FutureRomance.com, Inc.









   Subscription Agreement                       Page 1 of 2

In connection with this investment in the Company, I represent and warrant as follows:

a) Prior to tendering payment for the shares, I received a copy of and read your prospectus ________ dated ,2000.

b) I am a bona fide resident of the state of _________________.

c) The Issuer and the other purchasers are relying on the truth and accuracy of the declarations, representations and warranties herein made by the undersigned. Accordingly, the foregoing representations and warranties and undertakings are made by the undersigned with the intent that they may be relied upon in determining his/her suitability as a purchaser. Investor agrees that such representations and warranties shall survive the acceptance of Investor as a purchaser, and Investor indemnities and agrees to hold harmless, the Issuer and each other purchaser from and against all damages, claims, expenses, losses or actions resulting from the untruth of any of the warranties and representations contained in this Subscription Agreement.

Please register the shares which I am purchasing as follows:



            Name:                                   Date:
                   ------------------------              ---------------------

  As (check one)
    [ ] Individual        [ ] Tenants in Common       [ ] Existing Partnership
    [ ] Joint Tenants     [ ] Corporation             [ ] Trust
    [ ] Minor with adult custodian under the Uniform Gift to Minors Act

  For the person(s) who will be registered shareholders):



-------------------------------         ------------------------------
 Signature of Subscriber                  Residence Address


-------------------------------         ------------------------------
 Name of Subscriber (Printed)           City or Town



-------------------------------         ------------------------------
Signature of Co-Subscriber              State      Zip Code


-------------------------------         ------------------------------
Name of Co-Subscriber (Printed)         Telephone



-------------------------------         ------------------------------
Subscriber Tax I.D. or                  Co-Subscriber Tax I.D. or
Social Securitv Number                  Social Security Number


-------------------------------------------
    E-mail Address (if available)



--------------------------------------------------------------------------------

  ACCEPTED BY: FUTUREROMANCE.COM, INC.



  By:                                        Date
      -----------------------------------          -------------------------
                   Officer






    Subscription Agreement                                  Page 2 of 2

                Part II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. Indemnification of Officers and Directors

         The information required by this item is incorporated by reference to "indemnification" in the prospectus herein.

         At present we have not entered into individual indemnity agreements with our Officers or Directors. However, our By-Laws and Certificate of Incorporation provide a blanket indemnification that we shall indemnify, to the fullest extent under Delaware law, our directors and officers against certain liabilities incurred with respect to their service in such capabilities. In addition, the Certificate of Incorporation provides that the personal liability of our directors and officers and our stockholders for monetary damages will be limited.

         Insofar as indemnification for liabilities arising under the Securi-ties Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and we will be governed by the final adjudication of such case.


ITEM 25. Other Expenses of issuance and distribution

        SEC Registration Fee            $     1,056.00
        Blue Sky Fees and Expenses      $    10,000.00
        Legal Fees and Expenses         $    18,000.00
        Printing and Engraving Expenses $     1,000.00
        Accountant's Fees and Expenses  $    15,000.00
                                        --------------
          Total                         $    45,056.00

         The foregoing expenses, except for the SEC fees, are estimated.

ITEM 26. Recent Sales of Unregistered Securities.

         (a) Unregistered Securities Sold within the past three years

      NONE


                               ITEM 27. - EXHIBITS

                                Index to Exhibits

----------------------------------------------------------------------------------
     SEC REFERENCE            TITLE OF DOCUMENT                     LOCATION
     NUMBER

----------------------------------------------------------------------------------
     3.1                      Articles of Incorporation          This filing page
----------------------------------------------------------------------------------
     23.1                     Consent of Abrams and              This filing
                              Company, P.C.    page
-------------------------------------------------------------------------------------------
     23.2 & 5.1               Consent of Miles Garnett, Esq.     To be Filed with
                                                                 Amendment

-------------------------------------------------------------------------------------------
     27.1                     Financial Data Schedule            This filing page

-------------------------------------------------------------------------------------------
